EXHIBIT 12


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                            Three Months Ended
                                                                 March 31,
                                                        ------------------------
                                                            2004         2003
                                                        -------------- ---------

  Earnings:
  Income before income taxes ......................     $      24.4    $ 16.6

    Adjustments:
      Minority  interest in losses of consolidated
      subsidiaries................................            ---       ---
      Undistributed  (income)  loss of  less  than
      50% owned investments.......................            ---       ---
      Distributions   from  less  than  50%  owned
      investments.................................            ---       ---
      Fixed charges...............................             28.8      31.4
                                                        -------------- ---------

    Earnings......................................             53.2      48.0
                                                        -------------- ---------

  Fixed charges, including preferred accretion:
    Interest  expense,   including  debt  discount
      amortization................................             22.5      25.9
    Accretion of redeemable  convertible preferred
      stock......................................              ---      ---
    Amortization of debt issuance costs...........              1.4       1.3
    Portion of rental  expense  representative  of
      interest factor (assumed to be 33%).........              4.9       4.2
                                                        -------------- ---------

    Fixed charges.................................      $      28.8    $ 31.4
                                                        -------------- ---------

  Ratio of earnings to fixed charges..............              1.8x      1.5x
                                                        ============== =========

  Amount of earnings  deficiency  for  coverage of
    fixed charges.................................      $      ---    $ ---
                                                        ============== =========